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                                         April 3, 2002



Exelon Generation Company, LLC
300 Exelon Way
Kennett Square, PA  15348

                  RE:      EXELON GENERATION COMPANY, LLC
                           ------------------------------

Dear Ladies and Gentlemen:

                  We have acted as special counsel to Exelon Generation Company, LLC (the "Company"), a Pennsylvania limited liability company, in connection with the preparation and filing of the registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission, relating to the registration, under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's $700,000,000 aggregate principal amount of 6.95% Senior Notes due 2011, as described in the prospectus (the "Prospectus") included as part of the Registration Statement.

                  We hereby adopt and confirm to you our opinions as set forth under the headings "Summary of the Exchange Offer: Tax Consequences" in the Prospectus Summary and "Certain United States Federal Income Tax Considerations" in the Prospectus, and hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion is not to be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose without our prior written consent.

                                         Very truly yours,



                                         /s/ Ballard Spahr Andrews & Ingersoll